Exhibit 5.2--Stock Purchase Agreement by and among Access Authority, Inc. ("Access"), the shareholders of Access and Ursus Telecom Corporation dated September 15, 1998.


                            STOCK PURCHASE AGREEMENT

                                  by and among

                             ACCESS AUTHORITY, INC.,

                   The Shareholders listed on Exhibit A hereto

                                       and

                            URSUS TELECOM CORPORATION

                         Dated as of September __, 1998

                            STOCK PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS

1.1    DEFINED TERMS........................................................1
1.2    OTHER DEFINED TERMS..................................................4

                                   ARTICLE II

                           PURCHASE AND SALE OF STOCK

2.1    SALE OF STOCK........................................................4
2.2    PURCHASE PRICE.......................................................5
2.3  CLOSING COSTS; TRANSFER TAXES..........................................5

                                   ARTICLE III

                                     CLOSING

3.1    CLOSING..............................................................5
3.2    OTHER DELIVERIES AT CLOSING..........................................5

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1    POWER................................................................5
4.2    DUE EXECUTION........................................................6
4.3    TITLE................................................................6

                                    ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

5.1    ORGANIZATION OF THE COMPANY AND ITS SUBSIDIARY.......................6
5.2    CERTIFICATE OF INCORPORATION, BY-LAWS, ETC...........................6
5.3    AUTHORIZATION........................................................7
5.4    ABSENCE OF CERTAIN CHANGES OR EVENTS.................................7
5.5    CAPITAL STOCK........................................................9
5.6    TITLE TO ASSETS......................................................9
5.7    CONDITION OF TANGIBLE ASSETS........................................10
5.8    CONTRACTS AND COMMITMENTS...........................................10
5.9    NO CONFLICT OR VIOLATION............................................11
5.10   RESTRICTIVE DOCUMENTS...............................................11
5.12   FINANCIAL STATEMENTS................................................11
5.13   LITIGATION..........................................................12
5.14   LABOR MATTERS.......................................................12
5.15   LIABILITIES.........................................................12
5.16   COMPLIANCE WITH LAW.................................................13
5.17   NO BROKERS..........................................................13
5.18   PROPRIETARY RIGHTS..................................................13
5.19   EMPLOYEE BENEFIT PLANS..............................................14
5.20   TRANSACTIONS WITH CERTAIN PERSONS...................................14
5.21   TAX MATTERS.........................................................15
5.21   ACCOUNTS RECEIVABLE.................................................16
5.22   PAYMENTS............................................................16
5.23   VACATION TIME, BONUSES, ETC.........................................16
5.24   COMPENSATION........................................................17
5.25   BANK ACCOUNTS; POWERS OF ATTORNEY...................................17
5.26   COMMISSIONS EARNED..................................................17

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

6.1    ORGANIZATION OF BUYER................................................17
6.2    AUTHORIZATION........................................................17
6.3    NO CONFLICT OR VIOLATION.............................................18
6.4    NO BROKERS...........................................................18
6.5    CONSENTS AND APPROVALS...............................................18

                                   ARTICLE VII

                         COVENANTS OF SELLERS AND BUYER

7.1    MAINTENANCE OF BUSINESS PRIOR TO CLOSING.............................18
7.2    INVESTIGATION BY BUYER...............................................18
7.3    CONSENTS AND BEST EFFORTS............................................19
7.4    CERTAIN PROHIBITED TRANSACTIONS......................................19
7.5    NOTIFICATION OF CERTAIN MATTERS......................................20
7.6    NO MERGERS, CONSOLIDATIONS, SALE OF STOCK, ETC.......................20
7.7    FINANCIAL CERTIFICATIONS.............................................21

                                  ARTICLE VIII

                       CONDITIONS TO SELLERS' OBLIGATIONS

8.1    REPRESENTATIONS, WARRANTIES AND COVENANTS............................21
8.2    CONSENTS.............................................................21
8.3    NO GOVERNMENTAL PROCEEDINGS OR LITIGATION............................21
8.4    CERTIFICATES.........................................................21
8.5    ESCROW...............................................................21

                                   ARTICLE IX

                        CONDITIONS TO BUYER'S OBLIGATIONS

9.1    REPRESENTATIONS, WARRANTIES AND COVENANTS............................22
9.2    CONSENTS.............................................................22
9.3    NO GOVERNMENTAL PROCEEDINGS OR LITIGATION............................22
9.4    RESIGNATIONS.........................................................22
9.5    OPINION OF COMPANY COUNSEL...........................................22
9.6    OPINION OF CERTAIN SELLERS' COUNSEL..................................23
9.7    CERTIFICATES.........................................................24
9.8    1997 TAX RETURNS.....................................................24
9.9    TAMPA LEASE..........................................................24
9.10   PHILADELPHIA LEASE...................................................24
9.11   MATERIAL CHANGES.....................................................24
9.12   ESCROW...............................................................24

                                    ARTICLE X

                 ACTIONS BY SELLERS AND BUYER AFTER THE CLOSING

10.1   BOOKS AND RECORDS....................................................24
10.2   SURVIVAL OF REPRESENTATIONS, ETC.....................................25
10.3   INDEMNIFICATIONS.....................................................25
10.4   FURTHER ASSURANCES...................................................26
10.5   Limitation of Damages................................................26
10.6   CONFIDENTIALITY......................................................27
10.7.  NON-COMPETITION......................................................27

                                   ARTICLE XI

                               SELLERS' DELIVERIES

11.1   DELIVERY OF STOCK CERTIFICATES AND STOCK POWERS......................28
11.2   ClOSING DATE EXTENSION...............................................28

                                   ARTICLE XII

                                  MISCELLANEOUS

12.1   ASSIGNMENT...........................................................28
12.2   NOTICES..............................................................28
12.3   GOVERNING LAW........................................................29
12.4   SUBMISSION TO JURISDICTION...........................................29
12.5   ENTIRE AGREEMENT; MODIFICATIONS AND WAIVERS..........................30
12.6   COUNTERPARTS.........................................................30
12.7   EXPENSES.............................................................30
12.8   INVALIDITY...........................................................30
12.9   TITLES...............................................................30
12.10  PUBLICITY............................................................31
12.11  AUGUST 31, 1998 FINANCIAL STATEMENTS.................................31

EXHIBIT A

     LIST OF SELLERS, ADDRESSES, NUMBER OF SHARES, AND THEIR PERCENTAGE
     INTERESTS..............................................................34

EXHIBIT B

      FACILITIES............................................................35

EXHIBIT C

      CONSENTS..............................................................36

EXHIBIT D

      JULY FINANCIAL STATEMENTS.............................................37

EXHIBIT E

      ESCROW AGREEMENT......................................................38

                            STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of September __, 1998, is by and among ACCESS AUTHORITY, INC., a Delaware corporation (the "Company"), the shareholders of the Company listed on EXHIBIT A hereto (each, a "Seller" and collectively, the "Sellers") and URSUS TELECOM CORPORATION, a Florida corporation ("Buyer").

                                    RECITALS

          WHEREAS, each Seller owns the number of issued and outstanding shares of common stock of the Company, $.01 par value per share (the "Common Stock"), as are set forth opposite such Sellers' name on EXHIBIT A hereto.

          WHEREAS, Buyer desires to purchase from each Seller, and each Seller desires to sell to Buyer, the shares of Common Stock owned by the respective Sellers, subject to the terms and conditions of this Agreement.

                                    AGREEMENT

          NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

          "BOOKS AND RECORDS" shall mean all records pertaining to the assets, properties, business, operations, accounts, financial condition, customers or suppliers of the Company and its Subsidiary.

          "CLOSING DATE" shall mean 10:00 A.M. on the first business day following receipt of the STA, but not later than ten (10) days following the date of this Agreement, or such other time and date as Buyer and Mr. Alex Pearl (pursuant to Section 11.2 hereof) shall mutually agree.

          "CODE" shall mean the Internal Revenue Code of 1986, as such may be amended from time to time.

          "CONTRACT" shall mean any of the agreements, contracts leases or commitments described in the Disclosure Schedule.

          "DISCLOSURE SCHEDULE" shall mean a schedule which sets forth the exceptions to the representations and warranties contained in Article V hereof and certain other information called for by Article V hereof and other provisions of this Agreement; provided, however, that any exception or disclosure set forth in such Disclosure Schedule shall be deemed to modify and constitute an exception to and be deemed disclosure for each of the representations and warranties contained in Article V hereof.

          "ENCUMBRANCE" shall mean any lien, pledge, option, charge, easement, security interest, right-of-way or encumbrance.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ESCROW AMOUNT" shall mean the sum of $400,000.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "FACILITIES" shall mean the offices, storage facilities and all real property and related facilities, including existing commitments for Leases, of the Company or its Subsidiary which are identified or listed on EXHIBIT B attached hereto, identifying whether each Facility is owned or leased.

          "FCC" shall mean the United States Federal Communications Commission.

          "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings, machinery and equipment owned or used by the Company or its Subsidiary and located in, at or upon the Facilities as of the July Balance Sheet Date, plus all additions and replacements, less deletions, since the July Balance Sheet Date in the ordinary course of the Company's or its Subsidiary's business.

          "GOVERNMENTAL ENTITY" shall mean any governmental entity, department, commission, board, agency or instrumentality, whether federal, state or local, and whether domestic or foreign.

          "JULY ACCOUNTS PAYABLE LEDGER" shall mean a true and correct copy of the ledger of the Company and its Subsidiary reflecting accounts payable as of July 31, 1998 which is attached to the Disclosure Schedule and deemed a part thereof and sets forth a true and correct list of amounts due and owing to third parties as of such date.

          "JULY BALANCE SHEET" shall mean the unaudited consolidated balance sheets of the Company and its Subsidiary as of July 31, 1998.

          "JULY BALANCE SHEET DATE" shall mean July 31, 1998.

          "JULY FINANCIAL STATEMENTS" shall mean the July Balance Sheet and the consolidated statements of income and retained earnings of the Company and its Subsidiary for the period from December 31, 1997 through July 31, 1998, together with the notes thereon.

          "LEASES" shall mean all of the leases, including commitments for leases, listed on the Disclosure Schedule.

          "1995 FINANCIAL STATEMENTS" shall mean the audited consolidated balance sheets and the audited combined consolidated statements of operations, stockholders' deficit and cash flows of the Company and its Subsidiary for the fiscal year ended December 31, 1995, together with the notes thereon and the related unqualified report of Ernst & Young LLP, the Company's independent certified public accountants, previously delivered to Buyer.

          "1996 FINANCIAL STATEMENTS" shall mean the audited consolidated balance sheets and the audited combined consolidated statements of operations, stockholders' deficit and cash flows of the Company and its Subsidiary as of the fiscal year ended December 31, 1996, together with the notes thereon and the related unqualified report of Ernst & Young LLP, the Company's independent certified public accountants, previously delivered to Buyer.

          "1997 BALANCE SHEET" shall mean the audited balance sheets of the Company and its Subsidiary as of the fiscal year ended December 31, 1997, together with the notes thereon and the related unqualified report of Ernst & Young LLP, the Company's independent certified public accountants, previously delivered to Buyer.

          "1997 FINANCIAL STATEMENTS" shall mean the 1997 Balance Sheets and the audited combined consolidated statements of operations, stockholders' deficit and cash flows of the Company and its Subsidiary for the fiscal year ended December 31, 1997, together with the notes thereon and the related unqualified report of Ernst & Young LLP, the Company's independent certified public accountants, previously delivered to Buyer.

          "PHILADELPHIA LEASE" shall mean the lease dated January 1, 1997 between the Company and UMS Partners, Ltd. with respect to the Company's premises located at 27 N. 3rd Street in Philadelphia, Pennsylvania.

          "REPRESENTATIVE" shall mean any officer, director, principal, attorney, agent, employee or other representative.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "STA" shall mean the Special Temporary Authority issued by the FCC in order to transfer control of a company holding a Section 214 authorization from the FCC.

          "SUBSIDIARY" shall mean National Business Telephone Services, Inc., a Florida corporation.

          "TAMPA LEASE" shall mean the lease dated January 1, 1998 between the Company and Ulmerton Enterprises, Inc. with respect to the Company's Facility located at 2325 Ulmerton Road, Suite 27, Clearwater, Florida 34622.

          "TAXES" shall mean all taxes, charges, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, use, transfer, capital gains, transfer gains, license, payroll, privilege, and franchise taxes, imposed by (i) the U.S. federal government, (ii) the State of Florida, (iii) the State of Pennsylvania and (iv) any governmental entity, department, commission, board, agency or instrumentality within the federal government or the States of Florida and Pennsylvania, whether state or local, and shall include any interest, penalties or additions to tax attributable to any of the foregoing; PROVIDED, HOWEVER, that Taxes shall not include the Universal Service Fund imposed by the U.S. federal government or similar assessments imposed by the States of Florida or Pennsylvania.

          1.2 OTHER DEFINED TERMS. The following terms shall have the meaning defined for such terms in the Sections set forth below:

                 TERM                              SECTION

                 Actions                           5.13
                 Buyer                             Recitals
                 Closing                           3.1
                 Company                           Recitals
                 Common Stock                      Recitals
                 Damages                           10.3(a)
                 Escrow Agent                      10.3
                 Escrow Agreement                  10.3
                 Escrow Amount                     2.2
                 Financial Statements              5.12
                 Indemnification Threshold         10.3(e)
                 Personnel                         5.4(b)
                 Proprietary Rights                5.18
                 Purchase Price                    2.1
                 Sellers                           Recitals
                 Tax Returns                       5.21

                                   ARTICLE II
                           PURCHASE AND SALE OF STOCK

          2.1 SALE OF STOCK. Each Seller hereby agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer hereby agrees to purchase and acquire from such Seller, on the Closing Date, all right, title and interest of such Seller, legal or equitable, in and to all of the issued and outstanding shares of Common Stock set forth opposite such Seller's name on EXHIBIT A hereto for an aggregate purchase price of $8,000,000 (the "Purchase Price").

          2.2 PURCHASE PRICE. On the Closing Date, in consideration for the sale, transfer, assignment, conveyance and delivery of the Common Stock (i) Buyer shall pay to Sellers (in accordance with their respective Percentage Interests set forth on EXHIBIT A hereto), an amount equal to the aggregate sum of $7,600,000 to be paid by wire transfer of immediately available funds to an account designated by each Seller not less than one (1) business day prior to the Closing Date and (ii) Buyer shall deposit the sum of $400,000 (the "Escrow Amount") with the Escrow Agent pursuant to the Escrow Agreement (as such terms are hereinafter defined).

          2.3 CLOSING COSTS; TRANSFER TAXES. Each of the Sellers shall pay for any documentary transfer taxes and any sales, use or other taxes, if any, imposed by reason of the transfer of the Common Stock provided hereunder.

                                   ARTICLE III
                                     CLOSING

          3.1 CLOSING. The closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York, unless Buyer and Mr. Alex Pearl (on behalf of the Sellers pursuant to Section
11.2 hereof) otherwise agree.

          3.2 OTHER DELIVERIES AT CLOSING. At the Closing:

          (a) Buyer shall pay the Purchase Price as provided for in Section 2.2 hereof;

          (b) Buyer and Sellers shall deliver the certificates, opinions of counsel and other matters described in Articles VIII and IX; and

          (c) the certificates representing the shares of Common Stock to be delivered pursuant to Section 2.1 shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank by Sellers, transferring same, with all necessary transfer tax and other revenue stamps affixed and canceled.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          Each Seller represents and warrants to Buyer severally and not jointly that:

          4.1 POWER. Such Seller has full power and capacity to execute and deliver this Agreement.

          4.2 DUE EXECUTION. The Agreement has been duly executed and delivered by such Seller and the Agreement is a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

          4.3 TITLE. On the date hereof, such Seller has, and at the Closing Date such Seller will have, and Buyer will acquire, full record and beneficial ownership of, and good valid and marketable title to, the shares of Common Stock set forth on EXHIBIT A with respect to such Seller, free and clear of all Encumbrances, rights, claims or equities of any nature whatsoever (including without limitation any voting rights granted to any third party with respect to such shares of Common Stock).

                                    ARTICLE V
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

          Except as set forth on the Disclosure Schedule, the Company and the Sellers hereby, severally and not jointly, represent and warrant to Buyer as follows:

          5.1 ORGANIZATION OF THE COMPANY AND ITS SUBSIDIARY. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, and its Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Florida. Each has full corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets. Each of the Company and its Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each U.S. jurisdiction where the Company or its Subsidiary owns or leases real property. Each jurisdiction in which the Company and its Subsidiary is qualified to do business as a foreign corporation is listed on the Disclosure Schedule. The Subsidiary is the only direct or indirect subsidiary of the Company.

          5.2 CERTIFICATE OF INCORPORATION, BY-LAWS, ETC. True and complete copies of the Certificate of Incorporation, By-Laws, minute books and all stock books and stock transfer records of the Company and of the Subsidiary, each of the foregoing as amended to the date hereof, have been furnished or made available to Buyer and its Representatives and there will be no amendments or changes to the Company's and the Subsidiary's Certificate of Incorporation or By-Laws prior to the Closing Date. On the Closing Date, such minute books will contain the true and complete minutes and records of any meetings, proceedings and other actions of the shareholders, all committees of the Board of Directors and the Board of Directors of the Company and its Subsidiary from the date hereof to and including the Closing Date.

          5.3 AUTHORIZATION. [INTENTIONALLY OMITTED].

          5.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on the July Accounts Payable Ledger, since the July Balance Sheet Date there has not been any:

          (a) change in the Company's or its Subsidiary's financial condition, assets, liabilities, working capital, reserves, earnings or business, except for changes in the ordinary course of business which changes, individually or in the aggregate, have not had a material adverse effect on the Company or its Subsidiary;

          (b) (i) increase in the compensation payable or to become payable by the Company or its Subsidiary to any of its officers, directors or employees, whose total compensation for services rendered to the Company or its Subsidiary is currently at an annual rate of $30,000 or more (collectively, "Personnel")
(ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, none of which to any one person exceeds $1,000, (iii) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company or its Subsidiary for any Personnel or (iv) new employment agreement to which the Company or its Subsidiary is a party;

          (c) sale, assignment or transfer of any of the assets of the Company or its Subsidiary, other than in the ordinary course of business;

          (d) cancellation of any indebtedness or waiver of any rights of substantial value to the Company or its Subsidiary;

          (e) amendment, cancellation or termination of any Contract, license or other instrument material to the Company or its Subsidiary;

          (f) capital expenditure or the execution of any lease or any incurring of liability therefor by the Company or its Subsidiary, involving payments, in the aggregate, or at an annualized rate, of $15,000 or more;

          (g) failure to pay any obligation of the Company or its Subsidiary, except in the ordinary course of business or where contested in good faith, or where such failure would not have a material adverse effect on the financial condition, assets, liabilities or business of the Company or its Subsidiary;

          (h) failure to operate the business of the Company or its Subsidiary in the ordinary course of business;

          (i) change in accounting methods or practices by the Company or its Subsidiary affecting its assets, liabilities or business (whether for accounting or tax purposes) including any material increase or change in any assumptions underlying or methods of calculating bad debt, contingency or other reserves;

          (j) revaluation by the Company or its Subsidiary of any of its assets, including without limitation, writing off notes or accounts receivable except in the ordinary course of business;

          (k) damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, assets or business of the Company or its Subsidiary;

          (l) mortgage, pledge, grant or creation of any Encumbrance on any assets of the Company or its Subsidiary, except for minor Encumbrances which in the aggregate are not substantial in amount, do not materially detract from the value of the property or assets subject thereto or interfere with the present use and have not arisen other than in the ordinary course of the Company's or its Subsidiary's business.;

          (m) declaration, setting aside or payment of dividends or distributions in respect of any capital stock of the Company or its Subsidiary, or any redemption, purchase or other acquisition of any of the Company's or its Subsidiary's equity securities;

          (n) issuance by the Company or its Subsidiary of, or commitment of the Company or its Subsidiary to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

          (o) indebtedness incurred by the Company or its Subsidiary for borrowed money or any commitment to borrow money entered into by the Company or its Subsidiary, or any loans made or agreed to be made by the Company or its Subsidiary;

          (p) liabilities incurred or assumed by the Company or its Subsidiary except in the ordinary course of business and consistent with past practice;

          (q) payment, discharge or satisfaction of any liabilities of the Company or its Subsidiary other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the 1997 Balance Sheet;

          (r) agreement or commitment by the Company or its Subsidiary to do any of the foregoing;

          (s) personnel changes of the Company or its Subsidiary; or

          (t) payments, directly or indirectly, of cash or property, to UMS Partners, Ltd. ("UMS Partners"), its stockholders, employees or affiliates (collectively, "UMS") or any accruals with respect to any commitments to make such payments on the books and record on the books of the Company or its Subsidiary, regardless of whether such payments or accruals were in the ordinary course of business or consistent with past practices other than payments in an amount not to exceed $65,000 consisting of (i) payments with respect to an aggregate of $33,000 in accounts payable appearing on the July Accounts Payable Ledger and (ii) additional payments not to exceed $32,000 in the aggregate, which in each case are in reimbursement of (x) expenses incurred by UMS on behalf of the Company and its Subsidiary in the ordinary course of business of the Company and its Subsidiary or (y) expenses incurred by UMS in connection with the negotiation and consummation of the transactions contemplated by this Agreement (collectively, the "Permitted Reimbursements"). All of the shareholders of UMS Partners, who are each Sellers, acknowledge and agree that from and after the Closing Date neither UMS Partners nor any of UMS shall assert any right to payment from the Company or its Subsidiary.

          5.5 CAPITAL STOCK. The authorized capital stock of the Company consists of (a) 5,000 shares of Common Stock of which 980.35714 shares are issued and outstanding and are owned of record and beneficially by Sellers, as set forth on EXHIBIT A hereto, free and clear of all Encumbrances. All such outstanding shares of Common Stock are, and from the date hereof through the Closing Date, will be, validly issued and outstanding, fully paid and non-assessable. The authorized capital stock of the Subsidiary consists of 7,500 shares of common stock, $1.00 par value per share, of which 7,500 shares are issued and outstanding and are owned of record and beneficially by the Company, free and clear of all Encumbrances. All such outstanding shares of the Subsidiary are, and from the date hereof through the Closing Date, will be, validly issued and outstanding, fully paid and non-assessable. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company or its Subsidiary, other than as contemplated by this Agreement.

          5.6 TITLE TO ASSETS. The Company and its Subsidiary have good title to, or valid leasehold interests in, the assets and properties set forth on
Schedule 5.6 hereof, free and clear of all Encumbrances, except for minor Encumbrances which in the aggregate are not substantial in amount, do not materially detract from the value of the property or assets subject thereto or interfere with the present use and have not arisen other than in the ordinary course of the Company's or its Subsidiary's business. Each of the Company and its Subsidiary have performed all the obligations required to be performed by it with respect to all assets leased by it through the date hereof. The Facilities include all real property and related facilities used in the conduct of the Company's or its Subsidiary's business as presently conducted. The Company and its Subsidiary enjoy peaceful and undisturbed possession of all Facilities. The real property improvements (including leasehold improvements), equipment and other tangible assets owned or used by the Company or its Subsidiary are insured as set forth on Schedule 5.6 hereof and have no known material defects, normal wear and tear excepted. None of such improvements, equipment and other assets is subject to any commitment or other arrangement for its sale or use by any affiliate of the Company or third parties. The assets reflected on the July Balance Sheet or acquired after the July Balance Sheet Date are valued on the Company's and its Subsidiary's books at or below the Company's or its Subsidiary's actual cost less an adequate and proper depreciation charge. The Company and its Subsidiary have not depreciated any of their assets on an accelerated basis (or in any other manner) inconsistent with applicable Internal Revenue Service guidelines, if any.

          5.7 CONDITION OF TANGIBLE ASSETS. The Facilities and Fixtures and Equipment set forth on Schedule 5.6 are in good operating condition and repair (except for ordinary wear and tear), except where a failure to be in such condition and repair would have a material adverse effect on the financial condition, assets, liabilities or business of the Company or its Subsidiary.

          5.8 CONTRACTS AND COMMITMENTS. Except as set forth on Schedule 5.8 hereof, neither the Company nor its Subsidiary is a party to (or, in the case of clause (e) below, the holder of) any written or oral:

          (a) commitment, contract, note, loan, evidence of indebtedness, purchase order or letter of credit involving any obligation or liability on the part of the Company or its Subsidiary of more than $50,000 (and not more than $100,000 in the aggregate for related instruments) and not cancelable (without further liability) on not more than 30 days' notice.

          (b) lease of real property (the Disclosure Schedule indicates with respect to each Lease listed on the Disclosure Schedule the term, annual rent, renewal options and number of square feet leased);

          (c) lease of personal property involving any annual expense in excess of $5,000 and not cancelable without further liability within 30 days (the Disclosure Schedule indicates with respect to each Lease listed on the Disclosure Schedule a general description of the leased items, term, annual rent and renewal options);

          (d) contracts and commitments not otherwise described above or listed in the Disclosure Schedule (including purchase orders, franchise agreements and undertakings or commitments to any Governmental Entity) relating to the business of the Company or its Subsidiary, and which materially affect the Company's or its Subsidiary's business and which are not entered into in the ordinary course of business;

          (e) material governmental or regulatory licenses or permits required to conduct the business of the Company or its Subsidiary as presently conducted;

          (f) contracts or agreements containing covenants limiting the freedom of the Company or its Subsidiary to engage in any line of business or compete with any person;

          (g) contracts, commitments, licenses or permits containing any "change in control" or "parachute payment" provision, as those terms are commonly understood, which would be triggered by the execution, delivery or consummation of the transactions contemplated by this Agreement, including without limitation, any right of termination, right of payment or acceleration of any other right under such contracts, commitments, licenses or permits;

          (h) employment contracts, including without limitation, contracts to employ executive officers and other contracts with officers or directors of the Company or its Subsidiary; or

          (i) Tax sharing or similar agreements.

          Except with respect to accounts payable set forth on the July Accounts Payable Ledger, the Company and its Subsidiary are not, in any material respect, (and, to the best knowledge of Sellers, no other party is, in any material respect) in breach or violation of, or default under, any of the Contracts or other instruments, obligations, evidences of indebtedness or commitments described in (a)-(h) above.

          5.9 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or By-laws of the Company or its Subsidiary, (b) a breach of, or a default under, any term or provision of any material contract, agreement, indebtedness, lease, Encumbrance, commitment, license, franchise, permit, authorization or concession to which the Company, its Subsidiary or any Seller is a party or by which the Company, its Subsidiary or any Seller or any of their assets are bound, or affected, (c) to the best knowledge of Sellers, a violation by the Company, its Subsidiary or any Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to the Company, its Subsidiary or any Seller or (d) to the best knowledge of Sellers, an imposition of any Encumbrance, restriction or charge on the business of the Company or its Subsidiary, or on any of its assets which, in any case, would have a material adverse effect on the financial condition, assets, liabilities or business of the Company or its Subsidiary.

                  5.10 RESTRICTIVE DOCUMENTS. Neither the Company nor its Subsidiary nor Sellers are subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract or instrument, or to any order, judgment or decree in which such entity is named, (A) which, materially adversely affects the business, operations or financial condition of the Company or its Subsidiary or any of their assets or property, or which, when taken as whole, would have a materially adverse effect on (i) the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby or (ii) the continued operation of the Company's and its Subsidiary's business after the date hereof or the Closing Date on substantially the same basis as heretofore operated or (B) which materially restricts the ability of the Company or its Subsidiary to acquire any property or conduct business in any area.

          5.11 FINANCIAL STATEMENTS. The Company and its Subsidiary have heretofore delivered to Buyer or its Representatives the 1995 Financial Statements, the 1996 Financial Statements and the 1997 Financial Statements and the July Financial Statements, which July Financial Statements are attached as EXHIBIT D hereto, and will deliver to Buyer any interim unaudited financial statements of the Company and its Subsidiary prepared prior to the Closing Date. The 1995 Financial Statements, the 1996 Financial Statements, the 1997 Financial Statements and the July Financial Statements are referred to herein collectively as the "Financial Statements." The Financial Statements are complete, are in accordance with the Books and Records and present fairly the assets, liabilities and financial condition, results of operations and cash flows indicated thereby as of each date and for the period covered thereby in conformity with generally accepted accounting principles consistently applied subject in the case of any such interim statements to the absence of footnotes and to normal year end adjustments which in the aggregate are not material.

          5.12 LITIGATION. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation (collectively, "Actions") pending or, to the best knowledge of Sellers, threatened Action against, relating to or affecting
(i) the Company and its Subsidiary, or each of their business, activities, properties or assets, (ii) any benefit plan for personnel or any fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement. Neither the Company nor its Subsidiary are in default with respect to any judgment, order, writ, injunction or decree of any court located in the United States or the FCC, and there are no unsatisfied judgments against the Company or its Subsidiary, or their business, activities, properties or assets. To the best knowledge of Sellers, neither the ownership nor operation of equipment by the Company in Germany violates any Actions.

          5.13 LABOR MATTERS. Neither the Company nor its Subsidiary are a party to any labor agreement with respect to their employees with any labor organization, group or association. Within the last five years, the Company and its Subsidiary have not experienced any attempt by organized labor or its representatives to make the Company and its Subsidiary conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company or its Subsidiary. The Company and its Subsidiary are in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and are not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company or its Subsidiary pending before the National Labor Relations Board or any other Governmental Entity arising out of the Company's or its Subsidiary's activities, and Sellers have no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or, to the best knowledge of Sellers, threatened against the Company or its Subsidiary, nor is any grievance currently being asserted; and the Company and its Subsidiary have not experienced a work stoppage or other labor difficulty.

          5.14 LIABILITIES. To the best knowledge of Sellers, the Company and its Subsidiary have no liabilities or obligations (absolute, accrued, contingent, direct or indirect, matured or unmatured, or otherwise) except (i) liabilities which are reflected or reserved for or are disclosed on the July Balance Sheet and (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the July Balance Sheet Date.

          5.15 COMPLIANCE WITH LAW. To the best knowledge of Sellers, the Company and its Subsidiary, and the conduct of each of their businesses are in compliance in all material respects with all applicable laws, statutes, ordinances and regulations, whether federal, state or local and whether foreign or domestic. The Company and its Subsidiary have not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations, orders, ordinances or other laws.

          5.16 NO BROKERS. None of the Company, its Subsidiary, any affiliate of the Company or its Subsidiary or Sellers have entered into or will enter into any Contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          5.17 PROPRIETARY RIGHTS. All of the Company's and its Subsidiary's (i) registrations of trademarks and of other marks, trade names or other trade rights, (ii) pending applications for any such registrations, (iii) rights in or to patents and copyrights and all pending applications therefor, (iv) rights to all other trademarks and other marks, trade names and other trade rights and (v) all other trade secrets, designs, plans, specifications, technology, know-how, methods, designs, concepts and other proprietary rights, whether or not registered (all of the items in the preceding clauses (i) through (v) collectively, "Proprietary Rights"), used in and material to the conduct of the Company's and its Subsidiary's business are listed in the Disclosure Schedule except with respect to the preceding clause (v). The Company and its Subsidiary are the sole owner of, and have the exclusive right to use, the Proprietary Rights held by each of them, without any Encumbrances, and no person or entity has a right to receive a royalty or similar payment in respect of any Proprietary Rights, whether pursuant to any contractual arrangements entered into by the Company, its Subsidiary or otherwise. The Company and its Subsidiary have no licenses granted by or to it and no other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights. To the best knowledge of Sellers, none of such Proprietary Rights, nor the Company's or its Subsidiary's use thereof, infringe or otherwise violate the rights of any third party. No proceedings have been instituted against or notices received by the Company or its Subsidiary that are presently outstanding alleging that the Company's or its Subsidiary's use of the Proprietary Rights infringes or otherwise violates any rights of a third party. The Company and its Subsidiary are not aware of any infringement or violation of the Company's or its Subsidiary's rights in or to the Proprietary Rights by any third party. No claim has been asserted that is presently outstanding, nor, to the best knowledge of Sellers, has any claim been threatened, by any person or entity with respect to the ownership, validity, license or use of, or any infringement resulting from, any of the Proprietary Rights used by the Company or its Subsidiary or the production, provision or sale of any services or products by the Company and its Subsidiary and, to the best knowledge of Sellers, there is no basis for any such claim. The Company and its Subsidiary have the right to produce, provide and sell the services and products produced, provided and sold by each of them and to conduct each of their business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. No shareholder, officer, director or employee of the Company or its Subsidiary owns or has any interest in any Proprietary Rights or any trade secret, invention or process, if any, used by the Company or its Subsidiary in connection with its business.

          5.18 EMPLOYEE BENEFIT PLANS. All "employee benefit plans" as defined in Section 3(3) of the ERISA, and all fringe benefit plans, bonus plans, stock option or other stock plans, severance plans or any other deferred compensation agreement, plan or funding arrangement currently, or at any time, maintained by the Company or its Subsidiary, or to which the Company or its Subsidiary is or at any time has been obligated to contribute, whether or not such plan has been terminated, are listed on the Disclosure Schedule (the plans listed or described on such Schedule are referred to herein as the "Plans"), and all benefits thereunder are and have been payable solely on the terms described in such Plans. True and complete copies of all of the documents embodying the Plans, including, without limitation, insurance and other contracts, agreements and arrangements pertaining thereto and Annual Reports (Forms 5500) for the last three plan years for each Plan, have been furnished to Buyer or will be furnished prior to the Closing Date. Each of the Company and its Subsidiary has maintained and administered each Plan applicable to it in compliance with its terms and in compliance with all provisions of the laws, rules and regulations applicable to such Plan, including, without limitation, the applicable provisions of ERISA and the Code, and no event has occurred nor does any condition exist which would subject Buyer, the Company or its Subsidiary to any penalty or excise tax or liability (other than liability for contributions, premiums and benefits in the ordinary course). Any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified. All contributions or other payments required to be made with respect to each Plan prior to or on the Closing Date have been, or shall be, made on a timely basis. Each Plan can be terminated by the Company or its Subsidiary, as applicable, at any time and without the incurrence of any material liability. Neither the Company, nor its Subsidiary, nor any member of a "controlled group" (as such term is defined in Section 4971(e)(2)(B) of the Code) of which the Company or its Subsidiary is or has been a member, has ever maintained or contributed to any plan (i) subject to Section 412 of the Code and
Section 302 of ERISA or Title IV of ERISA (including, without limitation, any "multiemployer plan" as defined in Section 3(37) of ERISA) or (ii) which provides post-employment health or other welfare benefits (other than benefits required to be provided pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA).

          5.19 TRANSACTIONS WITH CERTAIN PERSONS. None of Sellers or any officer or director of the Company or its Subsidiary or, to the best of Sellers' knowledge, any Personnel or any member of any such person's immediate family, is a party to any transaction with the Company or its Subsidiary relating to the Company's or its Subsidiary's business, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or
(iii) otherwise requiring payments to any such person or any corporation, partnership, trust or other entity in which any such person has a substantial interest as a stockholder, officer, director, trustee or partner.

          5.20 TAX MATTERS.

          (a) The Company and its Subsidiary, including any predecessor of the Company or its Subsidiary, have duly and timely filed all tax reports and returns required to be filed by them with the Internal Revenue Service and with the taxing authorities of the states of Florida and Pennsylvania and any local taxing authorities within such states ("Tax Returns"). All such Tax Returns were correct and complete in all material respects. The Company and its Subsidiary have paid in full all Taxes (whether or not shown on a Tax Return) required to be paid by the Company or its Subsidiary before such payment became delinquent. The Company and its Subsidiary have made adequate provision in conformity with generally accepted accounting principles consistently applied, for the payment of all accrued Taxes not yet payable. All Taxes which the Company or its Subsidiary has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly and timely paid to the proper taxing authority.

          (b) The federal income tax returns of the Company and its Subsidiary have not been examined by the Internal Revenue Service for any period in the last five (5) years. The Sellers have received no notice that any issue has been raised by the Internal Revenue Service in respect of any such returns. To the best of Sellers' knowledge, there are no ongoing audits, inquiries, investigations or examinations relating to the Company's or its Subsidiary's Tax Returns pending or, to the best of Sellers' knowledge, threatened by any Governmental Entity, and there are no claims which have been asserted relating to any of the Company's or its Subsidiary's Tax Returns filed for any year which if determined adversely would result in the assertion by any U.S. Governmental Entity of any Tax deficiency against the Company or its Subsidiary. There have been no waivers or extensions of statutes of limitations executed by the Company or its Subsidiary or by Sellers affecting any liability for Taxes owed by the Company or its Subsidiary.

          (c) Neither the Company nor its Subsidiary has filed a statement under
Section 341(f) of the Code (or any comparable state income tax provision) consenting to have the provisions of Section 341(f)(2) (collapsible corporations provisions) of the Code (or any comparable state income tax provision) apply to any disposition of any of the Company's or its Subsidiary's assets or property and no property of the Company or its Subsidiary is property which Buyer, the Company or its Subsidiary is or will be required to treat as owned by another person pursuant to the provisions of Section 168(f) (safe harbor leasing provisions) of the Code. Neither the Company nor its Subsidiary has been a United States real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period specified in Code Section 897(C)(1)(A)(ii). Neither the Company nor its Subsidiary has made a disclosure on a Tax Return pursuant to Code Section 6662(d)(2)(B)(ii) and the Regulations thereunder. Neither the Company nor its Subsidiary has ever been a member of an affiliated, consolidated, combined or unitary group of corporations for tax purposes, other than with such other entity.

          (d) Neither the Company nor its Subsidiary has ever filed a consolidated tax return pursuant to Sections 1501, 1502 and 1504 of the Code, other than with such other entity. No power of attorney has been granted by the Company or its Subsidiary with respect to any matter relating to any Taxes or Tax Returns of the Company or its Subsidiary which is currently in force. Neither the Company nor its Subsidiary has participated in or cooperated with an international boycott within the meaning of Code Section 999. Neither the Company nor its Subsidiary are required to include in income any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method. The Company and its Subsidiary have not made any payments, nor are they obligated to make any payments or are a party to any agreement that could obligate them to make any payments that will not be deductible under Section 280G of the Code (or any corresponding provision of any state, or local Income Tax law).

          (e) All Taxes, interest and penalties imposed on the Company or its Subsidiary relating to taxable periods ending on or before the date of the July Balance Sheet Date were reserved for on the July Balance Sheet.

          (f) The Company and its Subsidiary have complied, in all material respects, with all applicable withholding and payroll tax provisions imposed by the laws and regulations of the U.S. federal government, the State of Pennsylvania, the State of Florida and local laws or regulations within the States of Pennsylvania and Florida.

          5.21 ACCOUNTS RECEIVABLE. All of the accounts receivable of the Company and its Subsidiary are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on its books. No accounts have been written off since the July Balance Sheet Date other than write-downs or write-offs in the ordinary course of business.

          5.22 PAYMENTS. Neither the Company, its Subsidiary nor Sellers have, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of the Company or its Subsidiary, which Sellers know or have reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and the Company or its Subsidiary has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers.

          5.23 VACATION TIME, BONUSES, ETC. The Disclosure Schedule sets forth the method for accruing vacation pay used by the Company and its Subsidiary on each of their Books and Records. Except as set forth on the Disclosure Schedule, at the July Balance Sheet Date there were, at the date hereof there are and on the Closing Date there will be, no bonuses, profit sharing, incentives, commissions or other compensation of any kind with respect to work done prior to the July Balance Sheet Date, the date hereof or the Closing Date, respectively, due to present or former employees of the Company or its Subsidiary not fully paid prior to such applicable date. Total bonuses, profit sharing and incentives paid or to be paid by the Company for the Company's past fiscal year are $97,166.80 in the aggregate for the employees and in the amounts set forth on the Disclosure Schedule. No bonuses, profit sharing or incentives were paid or are to be paid by the Subsidiary for the Subsidiary's past fiscal year.

          5.24 COMPENSATION. The Disclosure Schedule lists the names, title or job description, and total annual compensation (including, as separately set forth figures, any bonuses paid, accrued, or granted through the July Balance Sheet Date, any bonuses paid, accrued or granted, or to be paid, accrued, granted or earned, from the July Balance Sheet Date to the date hereof, and any bonuses attributable to the period of time prior to the date hereof but to be paid, accrued or granted thereafter) of all employees, officers and directors of the Company and its Subsidiary who, as of the date hereof, are or will be entitled to receive compensation from the Company or its Subsidiary.

          5.25 BANK ACCOUNTS; POWERS OF ATTORNEY. Set forth on the Disclosure
Schedule is a list of each bank in which the Company or its Subsidiary maintains an account or safe deposit box, the corresponding number of each such account or safe deposit box and the names of all persons holding check-signing or withdrawal powers or other authority with respect thereto. Also set forth on the Disclosure Schedule are the names of any persons holding powers of attorney from the Company or its Subsidiary and a summary statement of the terms thereof.

          5.26 COMMISSIONS EARNED. The Disclosure Schedule sets forth a report which is true and correct in all material respects setting forth the commissions earned by Agents (as hereinafter defined) of the Company and its Subsidiary during the month of June 1998 which commissions were paid in the month of August 1998.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Sellers as follows:

          6.1 ORGANIZATION OF BUYER. Buyer is duly organized, validly existing and in good standing under the laws of the State of Florida, and has full corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership of property or nature of its business requires such qualification and where failure to be so qualified would have a material adverse effect on Buyer.

          6.2 AUTHORIZATION. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally).

          6.3 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or By-laws of Buyer, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, Encumbrance, commitment, license, franchise, permit, authorization or concession to which Buyer is a party or by which Buyer or any of its assets are bound, or affected,
(c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to Buyer or (d) an imposition of any Encumbrance, restriction or charge on the business of Buyer or on any of its assets.

          6.4 NO BROKERS. Buyer has not entered into and will not enter into any Contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of Sellers to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          6.5 CONSENTS AND APPROVALS Other than the FCC, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                                   ARTICLE VII
                         COVENANTS OF SELLERS AND BUYER

          Sellers, on the one hand, and Buyer, on the other hand, covenant with each other as follows:

          7.1 MAINTENANCE OF BUSINESS PRIOR TO CLOSING. During the period from the date hereof through the Closing Date, Sellers shall cause the Company and its Subsidiary to continue to carry on its business in the ordinary course and in accordance with past practice and not to take any action inconsistent therewith or with the consummation of the transactions contemplated by this Agreement.

          7.2 INVESTIGATION BY BUYER. During the period from the date hereof through the Closing Date, Sellers shall cause the Company and its Subsidiary to allow Buyer at its own expense during regular business hours and upon reasonable notice, through Buyer's employees, agents and Representatives, to make such inspection of the Company's and its Subsidiary's business, properties, plants, books and records (including Tax Returns, elections and records), and to conduct such examination (including an examination of the work papers of any independent public accountant) of the condition (financial or otherwise) of the Company and its Subsidiary as Buyer, in its sole discretion, deems necessary or advisable to familiarize itself with such business, properties, plants, books, records, condition and other matters and to verify the representations of Sellers hereunder. Sellers shall cause the Company and its Subsidiary to allow Buyer to have full access to each of the officers, employees and agents of the Company and its Subsidiary and customers and other third parties having business dealings with the Company or its Subsidiary.

          7.3 CONSENTS AND BEST EFFORTS. As soon as practicable, Buyer, the Company and Sellers will commence all reasonable action required hereunder to obtain all applicable consents, approvals and agreements of, and to give all notices and make all filings with, any third parties set forth on EXHIBIT C hereto, including without limitation, the consent of the FCC, as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Common Stock by a date early enough to allow the sale hereunder to be consummated by the Closing Date. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its reasonable best efforts to take or cause to be taken all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.

          7.4 CERTAIN PROHIBITED TRANSACTIONS. During the period from the date hereof through the Closing Date, Sellers shall not permit the Company or its Subsidiary to, without the prior written approval of Buyer:

          (a) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

          (b) issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities;

          (c) pay or incur any obligation to pay any dividend on its capital stock or make or incur any obligation to make any distribution or redemption with respect to capital stock;

          (d) make any change to its Certificate of Incorporation or By-laws;

          (e) mortgage, pledge or otherwise encumber any of its properties or assets, sell, transfer or otherwise dispose of any of its properties or assets or cancel, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and consistent with past practice;

          (f) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation (including entering into any capitalized leases), except in the ordinary course of business and consistent with past practice;

          (g) except as set forth in the Disclosure Schedule, enter into or terminate any material contract or agreement, or make any material change in any of its Leases and Contracts, other than in the ordinary course of business and consistent with past practice;

          (h) do any other act which would cause any representation or warranty of the Company or Sellers in this Agreement to be or become untrue in any material respect; or

          (i) enter into any leases or commitments in respect of leases for cars or other vehicles;

          (j) settle any pending Action for an amount in excess of $100,000;

          (k) pay or incur any obligations to pay, directly or indirectly, any cash or property of the Company or its Subsidiary to UMS or accrue any amounts on the books and records of the Company or its Subsidiary with respect to such payments or obligations, other than the Permitted Reimbursements; or

          (l) enter into any "take or pay" contracts or commitments.

          7.5 NOTIFICATION OF CERTAIN MATTERS. During the period from the date hereof through the Closing Date, Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to Sellers, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of its representations or warranties made in or pursuant to this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of Sellers or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each party shall use all reasonable efforts to remedy any material failure on its part to satisfy any covenant, condition or agreement to be complied with or satisfied by it.

          7.6 NO MERGERS, CONSOLIDATIONS, SALE OF STOCK, ETC. During the period from the date hereof through the Closing Date, Sellers shall not, directly or indirectly, solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of Common Stock or the merger of the Company or its Subsidiary with, or any direct or indirect disposition of a significant amount of the Company's or its Subsidiary's assets or business to, any person or entity other than Buyer or its affiliates or provide any assistance or any information to or otherwise cooperate with any person or entity in connection with any such inquiry, proposal or transaction. In the event that Sellers receive an unsolicited offer for such a transaction or obtain information that such an offer is likely to be made, Sellers will provide Buyer with notice thereof as soon as practicable after receipt, including the identity of the prospective purchaser or soliciting party.

          7.7 FINANCIAL CERTIFICATIONS. Sellers agree to provide, promptly and from time to time, such certifications regarding the Company's and its Subsidiary's financial information for any period prior to the Closing Date as Buyer or its independent public accountants may reasonably request in connection with any filings or reports Buyer is required to file with the NASDAQ, SEC, FCC or any other governmental authority, whether as a result of the transactions contemplated hereby or as required under Buyer's periodic reporting obligations under the Exchange Act.

                                  ARTICLE VIII
                       CONDITIONS TO SELLERS' OBLIGATIONS

          The obligations of Sellers to consummate the transactions provided for hereby are subject, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

          8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date (and such representations and warranties shall be deemed to be repeated by Buyer at and as of the Closing
Date), and Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

          8.2 CONSENTS. The STA shall have been obtained.

          8.3 NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. No injunction, restraining order or other order of any Governmental Entity shall be in effect on the Closing Date which restrains, prohibits or invalidates the transactions contemplated by this Agreement.

          8.4 CERTIFICATES. Buyer shall have furnished Sellers with such certificates of Buyer's officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Sellers.

          8.5 ESCROW. Buyer and Escrow Agent shall have executed and delivered the Escrow Agreement to Sellers.

                                   ARTICLE IX
                        CONDITIONS TO BUYER'S OBLIGATIONS

          The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

          9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of the Company and Sellers contained in or made pursuant to this Agreement shall be true and correct in all material respects at and as of the Closing Date (and such representations and warranties shall be deemed to be repeated by the Company and Sellers at and as of the Closing Date), and the Company and Sellers shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date.

          9.2 CONSENTS. The STA shall have been obtained and copies thereof shall have been delivered by the Closing Date to Buyer or its Representatives.

          9.3 NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. No injunction, restraining order or other order of any Governmental Entity shall be in effect on the Closing Date which restrains, prohibits or invalidates the transactions contemplated by this Agreement.

          9.4 RESIGNATIONS. Each of the officers and directors of the Company and its Subsidiary (except for Messrs. Laessig and Biava) shall have executed and delivered resignations effective as of the Closing Date.

          9.5 OPINION OF COMPANY COUNSEL. Sellers shall have delivered to Buyer an opinion of Saul, Ewing, Remick & Saul LLP, counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, to the effect that:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and its Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and the Company is duly qualified to do business as a foreign corporation and is in good standing in Florida and Pennsylvania.

          (b) This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity) or other customary limitations reasonably satisfactory to Buyer's counsel.

          (c) The authorized capital stock of the Company consists of 5,000 shares of Common Stock. Based solely on our review of the Company's stock ledger, 980.35714 shares of Common Stock are issued and outstanding and are owned of record. All such shares are validly issued and outstanding, fully paid and non-assessable. To such counsel's knowledge there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company. The authorized capital stock of the Subsidiary consists of 7,500 shares of common stock, $1.00 par value per share. Based solely on our review of the Subsidiary's stock ledger, 7,500 shares are issued and outstanding and are owned of record by the Company. All such shares are validly issued and outstanding, fully paid and non-assessable. To such counsel's knowledge there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Subsidiary.

          (d) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate the Certificate of Incorporation or By-laws of the Company or its Subsidiary, (ii) except as set forth on the Disclosure Schedule, breach, or cause a default under, any term or provision of any material contract or agreement set forth on Schedule 5.8 of the Agreement, or (iii) violate any judgment, decree, injunction, writ or order applicable to the Company or its Subsidiary, known to counsel.

          (e) To such counsel's knowledge, the execution, delivery and performance of this Agreement will not violate or result in a failure to comply in any material respect with any statute, law, ordinance, regulation, rule or order of any federal, state or local government or any other Governmental Entity, or any judgment, decree or order of any court, applicable to the business or operations of the Company or its Subsidiary.

          In rendering such opinion, such counsel may rely on, including but not limited to, the following: (i) as to matters governed by the laws of jurisdictions other than states in which such counsel is admitted to practice, opinions of local counsel satisfactory to such counsel, and (ii) as to factual matters, certificates and assurances of public officials and officers of the Company and its Subsidiary.

          9.6 OPINION OF CERTAIN SELLERS' COUNSEL. An opinion of Rogers & Wells with respect to the Healy Trust, an opinion of Florida counsel reasonably satisfactory to Buyer with respect to the Sentry Profit Sharing Trust and an opinion of Saul, Ewing, Remick & Saul LLP with respect to the Trust Under Deed of Mark A. Turnbull (which opinion may be included in the opinion delivered by such firm pursuant to Section 9.5 hereof) shall have been delivered to Buyer, each such opinion to the effect that the Agreement is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity).

          9.7 CERTIFICATES. The Company shall have furnished Buyer with such certificates of the Company's and its Subsidiary's officers and others to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by Buyer.

          9.8 1997 TAX RETURNS. The Company shall have duly and timely filed all Tax Returns, including without limitation its Tax Return with respect to the fiscal year ended December 31, 1997 with the Internal Revenue Service.

          9.9 TAMPA LEASE. The landlord of the Tampa Lease shall have delivered a letter to the Company expressing its willingness to extend the term of the Tampa Lease for 24 months until August 31, 2000 on terms substantially similar to the terms of the Tampa Lease.

          9.10 PHILADELPHIA LEASE. The Philadelphia Lease shall have been terminated effective as of the Closing Date without any liability to the Company or its Subsidiary and all assets of the Company and its Subsidiary, including with limitation, books and records, shall have been transferred to the Facility located in Tampa, Florida.

          9.11 MATERIAL CHANGES. Except as set forth on the Disclosure Schedule or as permitted hereby, since the July Balance Sheet Date, there shall not have been any material adverse change in the condition (financial or otherwise), assets, liabilities, reserves, business, properties, operations, employee relations, or customer, supplier or distributor relations of the Company or its Subsidiary or any event or occurrence, including, without limitation, any development or discovery of any material contingent or other liability not disclosed in the Disclosure Schedule, which would reasonably be expected to materially adversely affect the business, properties, assets, operations, or relations with customers, suppliers, distributors or employees of the Company or its Subsidiary.

          9.12 ESCROW. Sellers and Escrow Agent shall have executed and delivered the Escrow Agreement to Buyer.

                                    ARTICLE X
                 ACTIONS BY SELLERS AND BUYER AFTER THE CLOSING

          10.1 BOOKS AND RECORDS. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records and information retained and remaining in existence after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records or information shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. Sellers may require certain financial information relating to the Company for periods prior to the Closing Date for the purpose of filing federal, state, local and foreign Tax Returns and other governmental reports, and Buyer agrees to furnish such information to Sellers at Sellers' request and expense.

          10.2 SURVIVAL OF REPRESENTATIONS, ETC. All representations and warranties contained herein or in any certification or instrument delivered pursuant to this Agreement or the transactions contemplated hereby shall survive the execution and delivery hereof, the consummation of the transactions contemplated hereby and any investigation or audit made by any party hereto until March 31, 1999; provided, however, that the representations and warranties contained in Article IV hereof shall survive forever. All statements contained in the Disclosure Schedule (subject to any exceptions set forth in the Disclosure Schedule with respect to any representations or warranties contained herein) or in any certificate delivered pursuant to the transactions contemplated hereby shall be deemed to be representations and warranties of the Company and Sellers or Buyer contained herein.

          10.3 INDEMNIFICATIONS.

          (a) BY SELLERS. The Sellers severally and not jointly agree to indemnify, save and hold harmless Buyer, its affiliates and subsidiaries, and its and their respective Representatives, and the Company and its Subsidiary from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims, Taxes and expenses ("Damages"), incurred in connection with or arising out of or resulting from any breach of any covenant or warranty, or the inaccuracy of any representation, made by the Company or its Subsidiary or the Sellers in or pursuant to this Agreement. The term "Damages" as used in this Section 10.3 is not limited to matters asserted by third parties against the Company or its Subsidiary or against Buyer, its affiliates, subsidiaries and their respective Representatives or against the Sellers, but includes Damages incurred or sustained by Sellers or by Buyer, its affiliates, subsidiaries and their respective Representatives or the Company or its Subsidiary in the absence of third party claims.

          (b) ESCROW. The performance by Sellers of their covenants, agreements, indemnities and obligations under this Agreement with respect to Damages arising from a breach of any provision of Article V shall be secured by the Escrow Amount to be held and disposed of by Marine Midland Bank (the "Escrow Agent") pursuant to an Escrow Agreement in the form set forth as EXHIBIT E hereto (the "Escrow Agreement") which shall be executed and delivered by Sellers, Buyer and the Escrow Agent at the Closing. Except in cases of breaches arising from fraudulent or intentional wrongdoing, claims for Damages arising from breaches of any provision of Article V shall be limited to the Escrow Amount; provided, however, that notwithstanding that the representations and warranties of Sellers contained in Article V are made severally and not jointly, the entire Escrow Amount shall be available, subject to the terms of the Escrow Agreement, to satisfy claims made by Buyer with respect to Damages arising from one or more breaches of any provision of Article V .

          (c) BY BUYER. Buyer shall indemnify, save and hold harmless Sellers and their Representatives from and against any and all Damages incurred in connection with or arising out of or resulting from any breach of any covenant or warranty, or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement.

          (d) DEFENSE OF CLAIMS. If a claim for Damages is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party entitled to such indemnification shall give written notice to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen days after the service of the citation or summons); PROVIDED, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense provided that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; PROVIDED, HOWEVER, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If a tax audit is commenced or any tax is claimed for any period of the Company or its Subsidiary prior to the Closing Date, such tax audit or claim shall be treated as a lawsuit or enforcement action for purposes of this Section 10.3(d).

          (e) BROKERS AND FINDERS. Pursuant to the provisions of this Section 10.3, each of Buyer and Sellers shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

          10.4 FURTHER ASSURANCES. Both before and after the Closing Date, each party will cooperate in good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder.

          10.5 LIMITATION OF DAMAGES Notwithstanding any provisions contained herein to the contrary, Buyer acknowledges and agrees that the maximum amount of Damages it may recover from the Sellers under this Agreement, whether pursuant to Section 10.3 or otherwise (other than Damages as a result of breaches of Article IV or arising from fraudulent or intentional wrongdoing by Sellers), is limited to $400,000 in the aggregate.

          10.6 CONFIDENTIALITY. Sellers agree not to, directly or indirectly, without the prior written consent of Buyer, use or disclose to any person, firm or corporation, any information, trade secrets, confidential customer information, technical data or know-how relating to the products, processes, methods, equipment or business practices of the Company or its Subsidiary (collectively, the "Confidential Information"), unless required by Law; provided, however that Confidential Information does not include any information
(i) that generally becomes available to the public other than as a result of disclosure by the Sellers or (ii) was or becomes available on a non-confidential basis to Buyer.

          10.7. NON-COMPETITION. Each Seller agrees that, for a period of eighteen (18) months after the Closing Date, such Seller will not, directly or indirectly, (i) engage in any business that is substantially comparable to the business of the Company or its Subsidiary as of the date of this Agreement or
(ii) render services to or have any interest, as a shareholder, owner, agent, consultant, lender or guarantor or any other interest, in any other person or entity engaged in any business that is substantially comparable to the business of the Company or its Subsidiary as of the date of this Agreement.

          (a) For purposes of this Section 10.7 ownership of 15% or less of any class of outstanding securities of a company the securities of which are listed on a national securities exchange or which has 1,000 or more shareholders, shall not be deemed to constitute ownership or participation in the ownership of the business of such company.

          (b) None of the Sellers for a period of three years from and after the Closing Date, shall, directly or indirectly, (i) offer to hire, entice away, or solicit or attempt to solicit (either for himself or as agent for another) for employment or for retention as an independent sales agent, contractor or wholesaler (collectively, an "Agent") or induce, persuade or encourage any person to leave the Company's or its Subsidiary's employ or to interfere with the Company's or its Subsidiary's relationship with any of its Agents who, prior to the Closing Date was, or during such three year period will be, employed or retained by the Company or its Subsidiary as an employee, agent, consultant, Agent or otherwise or (ii) divert or attempt to divert from the Company or its Subsidiary any business whatsoever by influencing or attempting to influence any customer or supplier of Buyer.

          (c) Sellers acknowledge and agree that any breach of this Section 10.7 is likely to result in irreparable injury to Buyer, that monetary damages will be an inadequate remedy of such breach and that, accordingly, in addition to any other remedy that Buyer may have, Buyer shall be entitled to enforce the specific performance of this Section 10.7 and to seek both permanent and temporary relief in the event of any breach hereof.

          (d) The parties acknowledge that the time, scope, geographic area and other provisions of this Section 10.7 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. If any portion of this Section 10.7 shall be determined to be invalid and unenforceable as written, each such portion shall be enforced to the extent reasonable under the circumstances and such determination shall not affect the validity or enforceability of the balance hereof, and such balance shall remain in full force and effect. It is understood that Sellers are agreeing to this
Section 10.7 in order to induce Buyer to enter into this Agreement.

                                   ARTICLE XI
                               SELLERS' DELIVERIES

          11.1 DELIVERY OF STOCK CERTIFICATES AND STOCK POWERS. Each Seller concurrently with the execution and delivery of this Agreement has delivered to the law firm of Saul, Ewing, Remick & Saul LLP to hold, as custodian for each Seller, certificates representing the shares of Common Stock (the "Stock Certificates") or duly executed lost stock affidavits (the "Affidavits). The Stock Certificates (duly endorsed in blank and/or accompanied by duly executed stock powers, representing the shares of Common Stock set forth on EXHIBIT A hereto) and/or Affidavits shall be delivered to Buyer on the Closing Date against receipt on behalf of each Seller of the portion of the Purchase Price due to be paid to such Seller pursuant to Section 2.2 of this Agreement.

          11.2 CLOSING DATE EXTENSION. In the event that the closing of the transactions contemplated by this Agreement does not occur by the Closing Date, each of the Sellers hereby authorizes Mr. Alex Pearl to agree to amend this Agreement to provide for an extension of the Closing Date as Mr. Pearl deems appropriate in his sole discretion.

                                   ARTICLE XII
                                  MISCELLANEOUS

          12.1 ASSIGNMENT. Sellers and Buyer shall not assign or delegate any of their rights or obligations hereunder to any person or persons or entity or entities without the express prior written consent of the other party hereto, which consent shall not be unreasonably withheld, other than assignments or delegations made by Buyer to an affiliate of Buyer provided that Buyer remains liable with respect to any obligation of Buyer hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and in the case of each Seller his heirs, beneficiaries, trusts for his benefit and personal representatives, and no other person or entity shall have any right, benefit or obligation hereunder.

          12.2 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) if mailed, at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postage-paid envelope, (b) if sent by facsimile transmission, when so sent and receipt acknowledged by an appropriate telephone or facsimile receipt or (c) if sent by other means, when actually received by the party to which such notice has been directed, in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

          If to Sellers, addressed to:

               As Set Forth on EXHIBIT A hereto

          With a copy to:

               Saul, Ewing, Remick & Saul LLP
               3800 Center Square West
               Philadelphia, Pennsylvania 19102
               Attention: Richard T. Frazier, Esq.
               Fax: (215) 972-7725

          If to Buyer, addressed to:

               Ursus Telecom Corporation
               440 Sawgrass Corporate Parkway
               Suite 112
               Sunrise, Florida  33325
               Attention:  Luca Giussani, President
               Fax: (954) 846-7889

          With a copy to:

               Stroock & Stroock & Lavan LLP
               180 Maiden Lane
               New York, New York  10038
               Attention:  James R. Tanenbaum, Esq.
               Fax: (212) 806-6006

          12.3 GOVERNING LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to the choice of law provisions of Delaware law).

          12.4 SUBMISSION TO JURISDICTION. Each of the Company, its Subsidiary, Sellers and Buyer hereby irrevocably submit to the jurisdiction of any state court of the State of Delaware or the United States Federal Court in Delaware, and they hereby irrevocably agree that any action may be heard and determined in such Delaware State court or in such Federal Court. Each of the Company, its Subsidiary, Sellers and Buyer hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of any action in any jurisdiction. Each of the Company, its Subsidiary, Sellers and Buyer irrevocably agree that the summons and complaint or any other process of law in any action in any jurisdiction may be served by mailing in accordance with the provisions set forth in Section 12.2 hereof. Each of the Company, its Subsidiary, Sellers and Buyer may also be served in any other manner permitted by law, in which event their time to respond shall be the time provided by law.

          12.5 ENTIRE AGREEMENT; MODIFICATIONS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. Except as set forth in Section 112 hereof, no supplement, modification or waiver of this Agreement shall be binding unless executed in writing by Buyer and Sellers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          12.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          12.7 EXPENSES. Except for fees for legal services provided by Saul, Ewing, Remick & Saul LLP in an amount not to exceed $45,000 and fees for legal services provided by Swidler & Berlin, in each case in connection with the negotiation and consummation of the transactions contemplated by this Agreement, and FCC filing fees with respect to the application for approval of the transactions contemplated by this Agreement, all of which will be borne by the Company, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect, it being the intent of the parties that, except as set forth above, neither the Company nor its Subsidiary shall bear any of such expenses and that Sellers bear their own fees.

          12.8 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          12.9 TITLES. The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          12.10 PUBLICITY. No party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of Buyer and the Sellers except, if such party, in the opinion of such party's counsel, is required under any applicable law or regulation to make a public statement or announcement, such party shall be permitted to issue the legally required statement or announcement.

          12.11 AUGUST 31, 1998 FINANCIAL STATEMENTS. In the event Sellers cause an unaudited consolidated balance sheet (the "August Balance Sheet") and consolidated statements of income and retained earnings of the Company and its Subsidiary for the period from December 31, 1997 through August 31, 1998 (the "August Balance Sheet Date") (collectively, the "August Financial Statements") to be delivered to Buyer at least one (1) business day prior to the Closing Date and the transactions contemplated by this Agreement are consummated on the Closing Date, all references in this Agreement to the July Financial Statements, July Balance Sheet and July Balance Sheet Date shall be deemed to refer to the August Financial Statements, August Balance Sheet and August Balance Sheet Date, respectively. In addition, in the event Sellers cause a ledger of the Company and its Subsidiary reflecting accounts payable as of August 31, 1998 (the "August Accounts Payable Ledger") to be delivered to Buyer at least one (1) business day prior to the Closing Date and the transactions contemplated by this Agreement are consummated, all references in this Agreement to the July Accounts Payable Ledger shall be deemed to refer to the August Accounts Payable Ledger.

          12.12 KNOWLEDGE. Whenever the phrase "to the best of Sellers' knowledge" or "to the best knowledge of Sellers" is used in this Agreement, such phrase means the actual knowledge of any of the Sellers after having made due inquiry of the officers and directors of the Company and its Subsidiary.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                       URSUS TELECOM CORPORATION


                                       By: /s/ Luca Giussani
                                          -----------------------
                                          Name:  Luca Giussani
                                          Title: President, C.E.O.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                       URSUS TELECOM CORPORATION


                                       By: /s/ Paul E. Biava
                                          ----------------------
                                          Name:  Paul E. Biava
                                          Title: Executive Vice President

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                       URSUS TELECOM CORPORATION


                                           /s/ Mark A. Turnbull
                                          ------------------------
                                          Name:  Mark A. Turnbull


                                           /s/ Alex Pearl
                                          ------------------------
                                          Name:  Alex Pearl


                                           /s/ Richard R. Syrek
                                         -------------------------
                                          Name:  Richard R. Syrek


                                           /s/ Suhail R. Rizvi
                                        --------------------------
                                          Name:  Suhail R. Rizvi


                                           /s/ Richard E. Kermode
                                          ----------------------------
                                          Name:  Richard E. Kermode


                                           /s/ David Greenberg
                                         -----------------------------
                                          Name: David Greenberg


                                          /s/ Richard W. Hevner
                                         -----------------------------
                                           Name:  Richard W. Hevner


                                          /s/ William J. Klingensmith
                                         ------------------------------
                                           Name:  William Jay Klingensmith


                                          /s/ Ronald Laessig
                                         -------------------------------
                                           Name:  Ronald Laessig


                                          /s/ Paul E. Biava
                                         -------------------------------
                                           Name:  Paul E. Biava


                                       Sentry Profit Sharing Trust


                                          /s/ Miller M. Cooper
                                         -----------------------------
                                           Name:  Miller M. Cooper
                                           Title: Trustee


                                          /s/ Bradford M. Gibbs
                                         -----------------------------
                                           Name:  Bradford M. Gibbs


                                          /s/ Richard T. Frazier
                                         -----------------------------
                                           Name:  Richard T. Frazier
                                           Title: Trustee Under Deed Of Trust
                                                  F/B/O Augustus Turnbull